Exhibit 10.30

FORM OF NON-U.S. STOCK GROWTH INCENTIVE AWARD AGREEMENT

This Non-U.S. Stock Growth Incentive Award Agreement (“Agreement”) entered into as of [date of grant], by and between Fluor Corporation, a Delaware corporation (the “Company”), and [name of recipient] (“Grantee” or “you”) evidences the grant to Grantee of an Incentive Award (the “Non-US Stock Growth Incentive Award” or “Award”) under the Fluor Corporation 2008 Executive Performance Incentive Plan (the “Plan”).  Capitalized terms used in this Agreement and not defined herein have the meaning set forth in the Plan.

Section 1.                                          AWARD SUBJECT TO PLAN

Your Non-U.S. Stock Growth Incentive Award is made subject to all of the terms and conditions of this Agreement and the Plan, a copy of which is available by request, including any terms, rules or determinations made by the Committee, pursuant to its administrative authority under the Plan and such further terms as are set forth in the Plan that are applicable to awards thereunder, including without limitation provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws.

Section 2.                                          TARGET, VALUE OF AWARD AND EARNOUT PERIOD

Your Non-U.S. Stock Growth Incentive Award target amount is [dollar amount of award], which becomes earned based on quarterly stock performance over a [period of years as determined by the Committee] at a rate of:

(a)                                  [Vesting and payment schedule to be determined by the Committee.]

Quarterly stock performance will be measured based on the percentage increase or decrease from the last New York Stock Exchange (“NYSE”) trading day of each previous quarter to the last NYSE trading day of each current quarter applied to the total remaining earned balance each quarter within each fiscal year of the Award earnout period.

Section 3.                                          CONTINUED EMPLOYMENT AND AWARD PAYMENT

If your employment with the Company or any of its subsidiaries terminates for any reason other than death, Retirement, Disability or a Qualifying Termination within two (2) years following a Change of Control of the Company as determined by the Committee in accordance with the Plan, then as of the date of such termination this Award shall expire as to any portion which has not then become vested and payable. If prior to the Award becoming vested and payable in full pursuant to the preceding paragraph, your employment with the Company or any of its subsidiaries terminates by reason of your death, Disability or a Qualifying Termination within two (2) years following a Change of Control of the Company as determined by the Committee in accordance with the Plan, then any portion of this Award which has yet to become vested and payable shall become immediately vested and payable as set forth in the preceding paragraph. However, if prior to the Award becoming vested and payable in full pursuant to the preceding paragraph, you Retire from the Company and you deliver a signed non-competition agreement to the Company in a form acceptable to the Company, then any portion of this Award which has yet to become vested and payable shall continue to vest and be paid as set forth in Section 2. Under all circumstances, any Award held less than one year from date of grant will be forfeited.  Nothing in the Plan or this Award confers any right of continuing employment with the Company or its subsidiaries.

For purposes of this Agreement, “Retirement” and “Disability” mean, respectively, your retirement or disability, all as determined in accordance with applicable Company personnel policies and the Plan policies.  The term “Qualifying Termination” means your involuntary termination of employment by the Company without Cause or your resignation for Good Reason.  For this purpose, “Cause” means your dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, material failure or refusal to perform your job duties in accordance with Company policies, a material violation of Company policy that causes harm to the Company or its subsidiaries or other wrongful conduct of a similar nature and degree and “Good Reason” means a material diminution of your compensation (including, without limitation, base compensation, annual bonus opportunities, and/or equity incentive compensation opportunities), a material diminution of your authority, duties or responsibilities, a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report or a material diminution of the budget over which you retain authority.

Section 4.                                          CONFIDENTIALITY

The Agreement and the Award hereunder are conditioned upon Grantee not disclosing this Agreement or said Award to anyone other than Grantee’s spouse or financial advisor or senior management of the Company or senior members of the Company’s Legal Services and Executive Compensation Services departments during the period prior to the full payment of the Award. If disclosure is made by Grantee to any other person not authorized by the Company, this Agreement and said Award shall be null and void and all Awards otherwise granted hereunder to Grantee shall terminate.

Section 5.                                          ENFORCEMENT

This Agreement shall be construed, administered and enforced in accordance with the laws of the State of Delaware.

Section 6.                                          EXECUTION OF AWARD AGREEMENT

Please acknowledge your acceptance of the terms of this Agreement by signing the original of this Agreement and returning it to the Executive Compensation Services department. If you have not signed and returned this Agreement within two (2) months, the Company is not obligated to provide you any benefit hereunder and may refuse to make any payouts to you under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

FLUOR CORPORATION

by
[Name]
[Title]:

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